Exhibit 99.1

October 24, 2002

CHESAPEAKE REPORTS THIRD QUARTER 2002 RESULTS

RICHMOND, Va. - Chesapeake Corporation (NYSE:CSK) today announced third quarter results for 2002. Net income for the third quarter of 2002 was $10.5 million, or $0.69 per share, compared to $7.4 million, or $0.48 per share, for the third quarter of 2001. The third quarter of 2002 included a $0.09 per share gain on discontinued operations. Income from continuing operations for the third quarter of 2002 was $9.1 million, or $0.60 per share, up from third quarter 2001 income from continuing operations of $2.0 million, or $0.13 per share. The third quarter of 2001 included a restructuring charge of $0.33 per share and goodwill amortization of $0.27 per share. Without those items, income from continuing operations would have been $11.1 million, or $0.73 per share, for the third quarter of 2001.

Net income for the first nine months of 2002 was $10.5 million, or $0.69 per share, compared to $113.8 million, or $7.49 per share, for the first nine months of 2001. The first nine months of 2002 and 2001 included discontinued operations gains of $0.09 per share and $7.17 per share, respectively. Income from continuing operations for the first nine months of 2002 was $9.1 million, or $0.60 per share, compared to net income from continuing operations for the same period in 2001 of $4.9 million, or $0.32 per share. Income from continuing operations before restructuring charges and goodwill amortization was $10.9 million, or $0.72 per share, for the first nine months of 2002, compared to $20.1 million, or $1.32 per share, for the first nine months of 2001.

The third quarter results included:

  Operating earnings, which the Company defines as EBIT from continuing operations before restructuring charges, interest and income taxes, for the third quarter of 2002 were $23.4 million, up $7.1 million over operating earnings achieved in the third quarter of 2001. Operating earnings for the third quarter of 2002 included a gain on the sale of a plant of approximately $3.1 million. The remaining improvement in operating earnings was achieved primarily through improved performance in the plastic packaging segment, reduced corporate overhead, the elimination of goodwill amortization and the favorable effects of foreign currency translation. These improvements were partly offset by lower sales volumes and margins in the food and household and technology packaging sectors as well as factory consolidation costs in the international and premium branded sector.
  The consolidation of two Scottish factories in the international and premium branded sector has been delayed but is now nearly complete; incremental labor, moving, transportation and outsourcing costs related to the consolidation were approximately $1.9 million for the third quarter of 2002 and were approximately $3.8 million year-to-date.
  Land development earnings were about the same as last year, as the company continued the liquidation of its land holdings which should be substantially complete by the end of 2003.
  Net sales of $210.8 million in the third quarter of 2002 increased 3 percent over net sales of $204.6 million for the third quarter of 2001. However, excluding the effects of foreign currency translation, net sales for the third quarter decreased 4 percent on a local currency basis. Net sales for the first nine months of 2002 decreased 1 percent compared to net sales from continuing operations for the first nine months of 2001. On a local currency basis, year-to-date net sales were down 3 percent year-over-year. The reductions in net sales were primarily due to continued lower sales volumes in the technology and luxury sectors and pricing pressure throughout the paperboard packaging segment. Sales in 2002 in the pharmaceutical, international and premium branded and tobacco sectors were consistent with the amounts in comparable periods in 2001, with volume improvements generally offsetting pricing decreases.

  Capital spending for the first nine months of 2002 totaled $33.0 million, slightly below depreciation of $35.7 million. Cash receipts on notes relating to the sale of discontinued businesses have provided $25 million of cash while sales of redundant plant sites and equipment have generated $12 million of cash.
  Chesapeake's debt, net of cash, at September 29, 2002, was $482 million, up $12 million compared to December 30, 2001, primarily due to the effects of changes in foreign currency exchange rates, offset in part by the receipt of cash payments in the first and third quarters of 2002 on notes received in connection with the sales of discontinued operations.

Chesapeake's chairman, president & chief executive officer Thomas H. Johnson said, "We are in the seasonal peak of our year. Overall sales volumes remain on target except in a few areas, such as the luxury and technology packaging markets. Our focus for the remainder of the year continues to be on the achievement of the benefits of our cost improvement projects to counter-balance continuing pricing pressure. Although the full impact of the benefits on some of these projects has been delayed, we are confident that they will be realized. Despite a sluggish economy, our end-use market sectors remain relatively strong and our factories are generally busy. We believe that our focus on supplying specific markets in which we hold defensible positions will enable us to continue to strengthen our position as the premier packaging supplier for our target markets."

The company expects full year 2002 net sales to be in the range of $790 million to $810 million, earnings before restructuring activities to be in the range of $1.30 to $1.50 per share, and earnings before restructuring charges, interest, taxes, depreciation and amortization (EBITDA) to be in the range of $120 million to $125 million. The forecasts reflect the delays in completing the cost reduction and growth initiatives as well as the overall competitiveness in our markets.

Chesapeake will hold a conference call today at 11 AM EDT to discuss its third quarter 2002 results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide. The company's website address is http://www.cskcorp.com.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions except per share data)

	Third Quarter		Year-to-Date
INCOME STATEMENT	2002	2001	2002	2001
Net sales from continuing operations	$210.8	$204.6	$581.9	$589.3
Costs and expenses:
Cost of products sold	169.7	164.1	473.2	471.4
Selling, general, and administrative expenses	22.8	25.2	68.2	83.2
Other income, net	5.1	1.0	8.2	3.8
EBIT from continuing operations before restructuring charges	23.4	16.3	48.7	38.5
Restructuring charges (a) (b)	-	7.7	2.6	7.7
EBIT from continuing operations	23.4	8.6	46.1	30.8
Interest expense, net (c)	11.5	5.9	34.4	23.5
Income from continuing operations before taxes	11.9	2.7	11.7	7.3
Income tax expense	2.8	0.7	2.6	2.4
Income from continuing operations	9.1	2.0	9.1	4.9
Gain on sale of discontinued operations, net of taxes (c) (d) (e)	1.4	5.4	1.4	108.9
Net income	$10.5	$7.4	$10.5	$113.8

Diluted earnings per share:
Income from continuing operations	$0.60	$0.13	$0.60	$0.32
Gain on sale of discontinued operations, net of taxes (c) (d) (e)	0.09	0.35	0.09	7.17
Net income	$0.69	$0.48	$0.69	$7.49

Other items:
EBIT from continuing operations before restructuring charges,
depreciation and amortization (a) (b)	$35.9	$31.6	$84.4	$83.8
Depreciation from continuing operations	12.5	11.7	35.7	34.5
Goodwill amortization for continuing operations	-	3.6	-	10.8
Capital expenditures for continuing operations	13.2	8.1	33.0	29.0
Income from continuing operations before goodwill amortization (f)	9.1	6.1	9.1	15.1
Income from continuing operations before goodwill amortization per share (f)	$0.60	$0.40	$0.60	$0.99
Weighted average shares and equivalents outstanding - diluted	15.1	15.3	15.2	15.2

(a) The year-to-date results for 2002 included restructuring costs of $1.8 million net of tax, or $0.12 per share, for the closure of one facility and the consolidation of two other facilities in the Paperboard Packaging segment.

(b) The third quarter and year-to-date results for 2001 included restructuring costs of $5.0 million net of tax, or $0.33 per share, for the corporate restructuring program

(c) The third quarter and year-to-date 2001 results included interest expense allocated to discontinued operations of $0.8 million and $6.5 million, respectively.

(d) The third quarter and year-to-date results for 2002 included an after-tax revision to the estimated loss on the planned sale of discontinued operations of $1.4 million, or $0.09 per share. The third quarter results for 2001 included an after-tax revision to the estimated loss on the planned sale of discontinued operations of $5.4 million, or $0.35 per share.

(e) Year-to-date 2001 results included an after-tax gain on the sale of the Company's 5 percent equity interest in a tissue joint venture with Georgia-Pacific (which is classified as a discontinued operation) of $140.6 million, or $9.25 per share, offset in part by an after-tax revision to the estimated loss on the planned sale of other discontinued operations of
      $31.7 million, or $2.08 per share.

(f) Income from continuing operations before goodwill amortization excludes the after-tax effect of noncash goodwill amortization expense.

BALANCE SHEET	Sept. 29,	Dec. 30,	Sept. 30,
	2002	2001	2001
Assets
Current assets:
Cash and short-term investments	$19.0	$20.1	$19.6
Accounts receivable, net	149.2	124.7	142.1
Inventories	104.0	98.3	100.7
Other current assets	17.9	16.4	16.1

Total current assets	290.1	259.5	278.5
Property, plant, and equipment, net	351.4	338.3	350.7
Goodwill	568.4	529.4	539.2
Net assets of discontinued operations	-	-	33.3
Other assets	86.5	118.4	111.9

Total assets	$1,296.4	$1,245.6	$1,313.6

Liabilities and Stockholders' Equity
Current portion of long-term debt	$9.1	$1.6	$51.7
Taxes payable	11.3	12.4	131.8
Other current liabilities	175.5	186.2	188.5

Total current liabilities	195.9	200.2	372.0
Long-term debt	491.9	488.3	387.5
Other long-term liabilities	79.3	86.2	68.5
Postretirement benefits other than pensions	12.5	13.2	15.2
Deferred income taxes	35.3	26.7	19.6
Stockholders' equity	481.5	431.0	450.8

Total liabilities and stockholders' equity	$1,296.4	$1,245.6	$1,313.6

	First	Second	Third	Fourth	Year-to-
	Quarter	Quarter	Quarter	Quarter	Date

BUSINESS SEGMENT HIGHLIGHTS:
AS REPORTED FROM CONTINUING OPERATIONS:
Net sales:
2002
Paperboard Packaging	$155.0	$160.5	$177.4		$492.9
Plastic Packaging	25.2	26.0	24.5		75.7
Land Development	1.9	2.5	8.9		13.3

	$182.1	$189.0	$210.8		$581.9

2001
Paperboard Packaging	$172.0	$155.2	$176.7	$167.5	$671.4
Plastic Packaging	25.9	26.8	22.6	23.2	98.5
Land Development	0.3	4.5	5.3	10.5	20.6

	$198.2	$186.5	$204.6	$201.2	$790.5

EBIT (Earnings before interest and taxes):
2002
Paperboard Packaging	$11.5	$12.4	$19.6		$43.5
Plastic Packaging	2.3	2.5	1.6		6.4
Land Development	1.1	1.8	4.9		7.8
Corporate/Other	(3.4)	(2.9)	(2.7)		(9.0)
Restructuring Charges	0.0	(2.6)	0.0		(2.6)

	$11.5	$11.2	$23.4		$46.1

2001
Paperboard Packaging	$14.4	$12.5	$15.9	$19.3	$62.1
Plastic Packaging	1.6	1.7	(0.7)	0.4	3.0
Land Development	0.0	3.3	4.8	6.9	15.0
Corporate/Other	(5.7)	(5.6)	(3.7)	(4.5)	(19.5)
Restructuring Charges	0.0	0.0	(7.7)	(6.9)	(14.6)

	$10.3	$11.9	$8.6	$15.2	$46.0